UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 5, 2014

TPG Specialty Lending, Inc.

(Exact name of registrant as specified in charter)

Delaware	001-36364	27-3380000
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

301 Commerce Street, Suite 3300 Fort Worth, TX	76102
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (817) 871-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 – Regulation FD Disclosure

On August 5, 2014, TPG Specialty Lending (the “Company”) announced the commencement of an underwritten secondary public offering of 5,000,000 shares of its common stock by certain of its existing stockholders. In connection with that offering, the Company, TSL Advisers, LLC (the “Adviser”), the Company’s directors and certain executive officers, the selling stockholders and certain other pre-IPO stockholders agreed with the underwriters to extend and modify the lock-up agreements entered into in connection with the Company’s initial public offering (the “IPO Lock-up Agreements”) with respect to certain shares. Described below are the terms of the lock-up agreements that will be in place following the secondary offering, reflecting the IPO Lock-up Agreements, as extended and modified in connection with this offering.

In the case of the Company, the lock-up period will end 90 days after the date of the prospectus supplement for the offering.

In the case of all common stock held by the Adviser, including shares of common stock beneficially owned by the Company’s executive officers through the Adviser, the lock-up period will end on April 30, 2015. Any shares of common stock purchased by the Adviser pursuant to the 10b5-1 Plan will be subject to the lock-up agreement between the Adviser and the underwriters. The prior written consent of J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Goldman, Sachs & Co is required to waive the lock-up agreement of the Adviser through March 20, 2015 whereas only the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated is required from March 21, 2015 through April 30, 2015.

In the case of the Company’s directors and executive officers, other than common stock beneficially owned by the Company’s executive officers through the Adviser as set forth in the paragraph above, with respect to any shares held by them that would otherwise have been released from lock-up on September 17, 2014 under the IPO Lock-up Agreements, the lock-up period will end 90 days after the date of this prospectus supplement. As a result, the 23,833 shares held by the Company’s directors that would otherwise have been released from lock-up on September 17, 2014 under the IPO Lock-up Agreements are subject to the extended lock-up.

In the case of the selling stockholders, with respect to 3,518,248 shares held by them (after taking into account the shares being sold in the offering assuming no exercise by the underwriters of their option to purchase additional shares and 2,768,248 shares assuming full exercise of such option) that would otherwise have been released from lock-up on September 17, 2014 under the IPO Lock-up Agreements, the lock-up period will end on December 15, 2014 for 50% of those shares and on March 15, 2015 for the remaining 50% of those shares.

In the case of certain pre-IPO stockholders that are not selling in the offering, with respect to 9,866,487 shares held by them that would otherwise have been released from lock-up on September 17, 2014 under the IPO Lock-up Agreements, the lock-up periods will end 31, 61, 91, 121, 151, and 181 days after the closing date of this offering, with one-sixth of the shares (or approximately 1,644,414 shares) released from lock-up restrictions at the end of each of the periods.

In the case of the 23,679,624 remaining shares held by the Company’s directors, executive officers and all pre-IPO stockholders (including the selling stockholders), the IPO Lock-up Agreements have not been modified. Of these shares, 2,635,532 shares will become unrestricted on September 17, 2014 and 21,044,092 shares will become unrestricted on December 16, 2014. The prior written consent of J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Goldman, Sachs & Co. is required to waive the IPO Lock-up Agreement with respect to these shares.

The lock-up agreements do not apply to any shares of the Company’s common stock acquired in open market transactions or acquired from the Company under the dividend reinvestment plan, subject to certain exceptions. Each lock-up period is subject to extension in certain circumstances.

The information disclosed under this Item 7.01 is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 and shall not be deemed incorporated by reference into any filing made under the Securities Act of 1933, except as expressly set forth by specific reference in such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TPG SPECIALTY LENDING, INC. (Registrant)

Date: August 5, 2014	By:	/s/ Alan Kirshenbaum
Alan Kirshenbaum
Chief Financial Officer